Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Reports Results for its Third Quarter of Fiscal Year 2006

Company Delivers Twenty-First Consecutive Profitable Quarter

AUSTIN, TEXAS – April 25, 2006 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in data infrastructure software, today announced financial results for the third quarter ending March 31, 2006. Revenue and earnings reported for the third quarter are in line with guidance previously provided for the quarter. The March quarter marks the company’s twenty-first consecutive quarter of profitability.

Revenue was $11.4 million for the third quarter of fiscal year 2006, compared to $12.4 million for the third quarter of last fiscal year. Net income was $0.4 million, or $0.02 diluted earnings per share, for the quarter, compared to net income of $1.0 million, or $0.04 diluted earnings per share, for the third quarter of last fiscal year. On a pro forma basis, as described below, Pervasive realized net income of $2.1 million, or $0.09 diluted earnings per share, in the third quarter of fiscal year 2006, compared to pro forma net income of $1.3 million, or $0.06 diluted earnings per share, in the third quarter of last fiscal year.

“I’m very proud of the profit culture that exists within Pervasive, and our year-over-year pro forma profitability growth and twenty-one consecutive quarters of profitability are a reflection of that culture,” said John Farr, president and chief executive officer for Pervasive. “We continue to believe that earnings and positive cash flows are the ultimate creators of shareholder value.”

Pervasive continued to generate positive cash flow from operations in the third quarter of fiscal 2006, ending the quarter with $42.8 million in cash and marketable securities and no debt, representing approximately $1.85 per issued and outstanding share.

Business Outlook

For the fourth fiscal quarter ending June 30, 2006, Pervasive expects revenue to be in the range of $11.0 million to $12.0 million and GAAP-basis diluted earnings per share of $0.04 to $0.07. GAAP-basis profitability is expected to include amortization of purchased intangibles and stock-based compensation expense, together representing approximately $0.04 per share in the fourth quarter of fiscal year 2006, resulting in pro forma diluted earnings per share, before amortization of purchased intangibles and stock-based compensation expense, of approximately $0.08 to $0.11, compared to pro forma diluted earnings per share of $0.09 for the fourth quarter of fiscal year 2005.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP results include non-cash charges associated with the amortization of purchased intangibles, stock-based compensation expense and non-recurring management restructuring charges. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5:00 P.M. Eastern time. The dial-in numbers for the call are 800-895-4790 (toll free) or 785-424-1071 (international). The conference ID is “PVSW.” The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the website before the call for login information. For those who cannot attend the live broadcast, a replay will be available by calling 800-688-4915 (toll free) or 402-220-1319 (international) from two hours after the call ends until midnight (Eastern) on May 2, 2006, or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the fiscal fourth quarter ending June 30, 2006, and the company’s strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the U.S. and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Pervasive’s Form 10-Q for the quarter ended December 31, 2005 and Form 10-K for the year ended June 30, 2005, which are on file with the SEC and available at the SEC’s website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31		Nine months ended March 31
	2006	2005	2006	2005
Revenues:
Product licenses	$8,470	$9,665	$25,613	$27,505
Services and other	2,931	2,749	8,754	8,285

Total revenue	11,401	12,414	34,367	35,790

Costs and expenses:
Cost of product licenses	619	605	1,807	1,692
Cost of services and other	1,403	1,310	4,178	3,817
Sales and marketing	4,537	5,416	14,489	16,289
Research and development	2,399	2,971	7,785	8,411
General and administrative	1,721	1,209	5,038	3,426
Management restructuring charges	771	—	771	—

Total costs and expenses	11,450	11,511	34,068	33,635

Operating income	(49)	903	299	2,155

Interest and other income, net	403	146	986	337
Income tax provision	—	(70)	(100)	(178)

Net income	354	979	1,185	2,314

Diluted earnings per share:	$0.02	$0.04	$0.05	$0.10

Shares used in computing diluted earnings per share	22,805	23,154	22,428	23,331

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three and nine months ended March 31, 2006 and March 31, 2005 on subsequent pages of this release.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31, 2006			Three months ended March 31, 2005
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$8,470	$—	$8,470	$9,665	$—	$9,665
Services and other	2,931	—	2,931	2,749	—	2,749

Total revenue	11,401	—	11,401	12,414	—	12,414

Costs and expenses:
Cost of product licenses	619	(317)	302	605	(317)	288
Cost of services and other	1,403	(28)	1,375	1,310	—	1,310
Sales and marketing	4,537	(218)	4,319	5,416	—	5,416
Research and development	2,399	(115)	2,284	2,971	—	2,971
General and administrative	1,721	(284)	1,437	1,209	—	1,209
Management restructuring charge	771	(771)	—	—	—	—

Total costs and expenses	11,450	(1,733)	9,717	11,511	(317)	11,194

Operating income	(49)	1,733	1,684	903	317	1,220

Interest and other income, net	403	—	403	146	—	146
Income tax provision	—	—	—	(70)	—	(70)

Net income	354	$1,733	$2,087	979	$317	$1,296

Diluted earnings per share	$0.02		$0.09	$0.04		$0.06

Shares used in computing diluted earnings per share	22,805		23,543	23,154		23,154

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.
(B)	Pro forma adjustments consist of $0.3 million of purchased intangibles amortization in the quarters ending March 31, 2006 and 2005 related to the Data Junction acquisition, $0.8 million of management restructuring charges for the quarter ending March 31, 2006 and $0.6 million of stock based compensation expense for the quarter ending March 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123R.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Nine months ended March 31, 2006			Nine months ended March 31, 2005
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$25,613	$—	$25,613	$27,505	$—	$27,505
Services and other	8,754	—	8,754	8,285	—	8,285

Total revenue	34,367	—	34,367	35,790	—	35,790

Costs and expenses:
Cost of product licenses	1,807	(951)	856	1,692	(951)	741
Cost of services and other	4,178	(90)	4,088	3,817	—	3,817
Sales and marketing	14,489	(762)	13,727	16,289	—	16,289
Research and development	7,785	(437)	7,348	8,411	—	8,411
General and administrative	5,038	(1,107)	3,931	3,426	—	3,426
Management restructuring charge	771	(771)	—	—	—	—

Total costs and expenses	34,068	(4,118)	29,950	33,635	(951)	32,684

Operating income	299	4,118	4,417	2,155	951	3,106
Interest and other income, net	986	—	986	337	—	337
Income tax provision	(100)	—	(100)	(178)	—	(178)

Net income	1,185	$4,118	$5,303	2,314	$951	$3,265

Diluted earnings per share	$0.05		$0.23	$0.10		$0.14

Shares used in computing diluted earnings per share	22,428		23,319	23,331		23,331

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.
(B)	Pro forma adjustments consist of $1.0 million of purchased intangibles amortization in the nine months ending March 31, 2006 and 2005 related to the Data Junction acquisition, $0.8 million of management restructructuring charges for the nine months ending March 31, 2006 and $2.4 million of stock based compensation expense for the nine months ending March 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123R.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31 2006	June 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$42,797	$37,391
Trade accounts receivable, net	7,707	7,398
Prepaid expenses and other current assets	1,889	1,572

Total current assets	52,393	46,361

Property and equipment, net	2,040	2,422

Purchased technology, net	4,993	6,079
Goodwill	38,953	38,953
Other assets	304	390

Total assets	$98,683	$94,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,875	$5,781
Deferred revenue	5,284	5,681

Total current liabilities	12,159	11,462

Stockholders’ equity	86,524	82,743

Total liabilities and stockholders’ equity	$98,683	$94,205